EXHIBIT 99.1
------------

For:  Frozen Food Express			From:  Mike Engleman
      Industries, Inc.                         Mike Engleman/Associates
Listed:  Nasdaq (FFEX)                         11308 Valleydale
Company Contacts:                              Dallas, TX  75230
  Stoney M. (Mit) Stubbs, Jr. (CEO)            (214) 373-6464
  F. Dixon McElwee, Jr. (CFO)
  (214) 630-8090

For Immediate Release
---------------------

                     Frozen Food Express Industries
                     Reports Second Quarter Results

	Dallas, Texas, July 29, 2003-Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today reported an improved profit from its trucking operations and net income of $2.5 million for the quarter ended June 30, 2003.
	The company reported pre-tax income of $3.6 million on revenue of $102.5 million for the quarter ended June 30, 2003. About a third of 2003's second-quarter pre-tax income came from transactions related to life insurance investments the company owns. "The life insurance transactions are not taxable and comprised about 8 cents of our second quarter's 15 cent earnings per share. We do not expect income from these investments to be a continuing source of income," said Stoney M. (Mit) Stubbs, Jr., Chairman and Chief Executive Officer.
	Second-quarter 2003 income from trucking operations was $2.9 million as compared to $0.8 million during the second quarter of 2002. The company's freight operating ratio improved from 99 to 97 between the quarters, about half of which was due to reduced claims and insurance expenses. Freight revenue for the 2003 quarter was $96.4 million, 14.2% more than 2002's second quarter freight revenue of $84.4 million. Excluding the impact of fuel surcharges, the company's freight revenue improved by 12.4% between the second quarters of 2002 and 2003.
	"While fuel costs were higher during 2003's second quarter than they were at the same time last year, per-gallon fuel prices were declining during most of the quarter, which enabled our fuel surcharges to more closely reflect our actual costs for fuel. The price of diesel fuel has recently begun to in-crease and we expect higher fuel prices for most of the third quarter," Mr. Stubbs added.
	"We are seeing an improvement in demand for our services and that enables us to use our fleet of trucks more efficiently. One of the bright spots of our second quarter was our insurance and claims costs. These costs had declined from about 5.6% of freight revenue for the year 2000 to 4.4% of freight revenue for 2002. For 2003's second quarter, claims and insurance costs were just 2.9% of freight revenue. Insurance premiums have shot up so high in the last three years that we, like most other truckers, have opted to carry higher deductibles. That means lower premiums paid to the insurance in-dustry. It also means that just one serious traffic accident can profoundly and negatively impact any quarter's profits. Our trucks traveled more than 60 million miles in this year's second quarter without a serious accident, but the issue is always there." Mr. Stubbs said.
	"Even when I consider the potential negatives, I am more optimistic about our business than I was at this time last year," Mr. Stubbs continued. "As I look at the improved demand for our services, I am hopeful that the third-quarter results from our trucking operations will continue to improve," he said.
	Revenue from the company's non-freight business income rose by 46% to $6,036,000. "But our non-freight business reported an operating loss of $381,000 versus a loss of $117,000 during last year's second quarter," Mr. Stubbs noted. "We will continue in our efforts to resolve this problem."
     Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service-offering full-truckload, less-than-truckload and distribution transportation of refrigerated and frozen products. Its refrig-erated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking arm, American Eagle Lines.

Forward-Looking Statements
--------------------------
     This report contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", intend", "plan", "schedule", "estimate", "project" and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.
     Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.
	Among the key factors that are not within management's control and that may have a bearing on operating results are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for prev-iously-owned equipment, the impact of changes in the tax and regulatory en-vironment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and un-certainties described in the company's filings with the Securities and Exchange Commission.


For the three months ended June 30                  2003            2002
                                                    ----            ----

Revenue                                       $102,457,000    $ 88,528,000
Income from operations                           2,477,000         687,000
Pre-tax income                                   3,601,000         505,000
Net Income                                       2,547,000         206,000
Net Income per share
          Basic                                       0.15            0.01
          Diluted                                     0.15            0.01
Weighted average shares outstanding
          Basic                                 16,762,000      16,554,000
          Diluted                               16,999,000      16,796,000


For the six months ended June 30                    2003            2002
                                                    ----            ----
Revenue                                      $ 193,911,000    $167,585,000
Income (loss) from operations                    1,971,000        (126,000)
Pre-tax income (loss)                            2,732,000        (879,000)
Net Income (loss)                                1,879,000        (738,000)
Net Income (loss) per share
          Basic                                       0.11           (0.05)
          Diluted                                     0.11           (0.05)
Weighted average shares outstanding
          Basic                                 16,736,000      16,514,000
          Diluted                               16,951,000      16,514,000